Exhibit 2.1
Mudd (USA) LLC
1407 Broadway, 29th Floor
New York, New York 10018

April 11, 2006

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, NY 10018
Attention: Deborah Stehr, Esq.
Senior Vice President and General Counsel

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement (the “Purchase Agreement”), dated as of March 31, 2006, between Iconix Brand Group, Inc., a Delaware corporation and Mudd (USA) LLC, a Delaware limited liability company. All capitalized terms used herein and not otherwise defined shall having the meaning given such terms in the Purchase Agreement. This letter agreement confirms our understanding with respect to the amendments to the Purchase Agreement set forth below.

The Cash Consideration provided for under Section 3.2(i) of the Purchase Agreement has changed from $45,500,000 to $45,000,000. To effect such change, Section 3.2(i) is hereby deleted and restated in its entirety as follows:

“(i) Forty-Five Million Dollars ($45,000,000) payable in immediately available funds by wire transfer to one or more accounts designated by Seller on the Closing Date (the “Cash Consideration”),”

The first paragraph of Section 15.1(2) is hereby deleted and restated in its entirety as follows:

“(1) If to Seller;

Mudd (USA), LLC
1407 Broadway, 29th Floor
New York, New York 10018
Attention: Richard Gilbert”

Except as expressly amended hereby, the Purchase Agreement remains in full force and effect.

This Letter Agreement shall be construed pursuant to the laws of the State of New York without giving effect to conflict of laws provisions. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, or by telecopier, receipt acknowledged, to the other party hereto.

    If the foregoing correctly states the agreement between the parties, please countersign this letter agreement in the space indicated below, whereupon this letter shall constitute a binding agreement between the parties.

                                MUDD (USA) LLC
                                /s/ Conrad H. Lung
                                Name: Conrad H. Lung
                                Title: President

ACKNOWLEDGED AND AGREED:

ICONIX BRAND GROUP, INC.

By:  /s/ Neil Cole
Name:
Title: CEO